EXHIBIT 10.45

                         SETTLEMENT AGREEMENT

This Settlement Agreement is made by and between EuroGas, Inc., a Utah corporation ("EuroGas"), and Petroleum Ventures of Texas, Inc., a Texas corporation; Fred L. Oliver, individually; R.A. Morse in his capacity as Trustee of Richard A. Morse and Ruby L. Morse Revocable Living Trust; and Fred L. Oliver and R.A. Morse as Attorneys in Fact for the individuals, entities or authorized representatives of the individuals, entities or authorized representatives of the individuals
o r entities (collectively "Initial BRRL Shareholders" as defined below) described on Exhibit "A" attached hereto, who make this Settlement Agreement to set forth their respective obligations in connection with the settlement of any and all disputes existing between them including those allegations raised in Oliver, Morse and PVT v. EuroGas. Case No. DV99-08032-A, pending in the 14th Judicial District Court, Dallas County, Texas (the "Lawsuit").

Some definitions used in the Settlement Agreement are as follows:

"BREC" means Beaver River Energy Corporation, a Texas corporation, owned by the BRRL Shareholders hereinafter defined.

"BRRL"   means  Beaver  River  Resources,  Ltd.,  a  British  Columbia
corporation and a wholly owned subsidiary of EuroGas, Inc.

"Exchange Agreement" means the asset Exchange Agreement dated April 1,
1998.

"The Trust" means Fred L. Oliver and David O. Brass, Trustees under agreement 4/8/99 for the BRRL Shareholders hereinafter defined.

"Initial BRRL Shareholders" means the shareholders of BRRL (1) who transferred their shares of BRRL to EuroGas including Fred L. Oliver individually and R.A. Morse in his capacity as Trustee of Richard A. Morse and Ruby L. Morse Revocable Living Trust and (2) for whom Fred
L. Oliver and Richard A. Morse are designated attorneys in fact in this Settlement Agreement.

"BRRL Shareholders" means all existing shareholders of BRRL as of April 1, 1998 as well as subsequent shareholders by virtue of acquisition, conveyance , inheritance, and transfer from an Existing Shareholder or warrants issued to and exercised by, certain members of the BRRL board of directors.

"Beaver EuroGas Shares" means the 500,000 EuroGas shares acquired by BRRL as partial consideration for the option and 1.9 million EuroGas shares acquired in exchange for all of the BRRL stock certificates, the 2,400,000 EuroGas shares being represented by two separate certificates dated May 14, 1998, issued in the name of BRRL. The certificates representing these 2,400,000 shares are now being held buy the Trust.

"BRRL Stock Certificates" means the Beaver River Resources, Ltd. stock certificates initially belonging to the BRRL Shareholders and later transferred to EuroGas under the Exchange Agreement.

"Certificate" and "Stock" each include the other.

In consideration of the mutual covenants and releases set forth below, the parties agree as follows:

1. EuroGas represents that it has not, either directly or indirectly (including through BRRL), either by omission or by commission, sold, or encumbered either: BRRL or the BRRL Stock Certificates, the 500,000 EuroGas Shares, the 1,900,000 EuroGas shares, or the leasehold interest under Petroleum Natural Gas Lease #15661 (The "LEASE:) issued by the authorities of British Columbia, Canada, as described in the Exchange Agreement including exhibits, except as to EuroGas causing BRRL to be a party to the letter of intent with Questerre Energy Inc. to farmout of The Lease to Questerre. (A copy of the letter of intent is attached as Exhibit "C")

     The Initial BRRL Shareholders represent that they have not, either directly or indirectly (including through BRRL), either by omission or by commission, sold, or encumbered the 1,9 million shares of EuroGas common stock acquired on April 15, 1999 under the Exchange Agreement.

2. EuroGas shall cause BRRL to assign fifty percent (50%) of BRRL's ownership, currently one-third interest, in the Lease to BREC such that BREC shall own fifty percent (50%) of the BRRL interest in the Lease, thereby becoming entitled to and assuming, as the case may be, fifty percent of the current one-third (being one-sixth) of all obligations, rights, duties and liabilities under such lease in existence as of the date of this Agreement. EuroGas shall cause BRRL to promptly execute and Assignment of Lease in the form set forth as Exhibit "D" attached.

3.   EuroGas shall cause BRRL to issue a check out of the BRRL Account
     "B", Royal Bank of Canada A/C I08-411-0, to The Trust in the amount of C$35,000.

4.   EuroGas shall retain 100% ownership of BRRL.

5. EuroGas shall cause BRRL to also transfer legal title to the following assets to The Trust:


     (a) RBC Dominion Securities account #803-15543-1-7 containing approximately C$4,000 and 60,000 shares of United Gunn Resources Ltd. ("UGR") stock;
     (b)  UGR production payment out of production from the Beaver
          River Field in the approximate amount of C$316,000.

6.A. The Trust currently holds two certificates representing 2,400,000
     EuroGas shares; and the two certificates currently are in the name of BRRL, and show upon them the legend:

          "No sale offer to sell, or transfer of the shares represented by this certificate shall be made unless a registration statement under the Federal Securities Act of 1933, as amended, with respect to such shares is then in effect or an exemption from the registration requirements of said act is then in fact applicable to said shares."

     EuroGas hereby acknowledges that this Settlement agreement serves as written notification from the BRRL Shareholders that a distribution of 500,000 EuroGas Shares (held by the Trust) as a dividend has been duly authorized by BRRL and that the Trust is duly authorized to distribute the 500,000 EuroGas shares as part of the 1,200,000 EuroGas shares to be distributed in accordance with subparagraph 6.B. below.

6.B. Upon its execution of this Settlement Agreement, and delivery and cancellation of the two outstanding certificates representing the 2,400,000 EuroGas shares, EuroGas shall instruct its transfer agent to issue pursuant to a registration statement or other procedure in compliance with and subject to the federal Securities Act of 1933, effective on or before December 31, 2000, new unrestricted, registered EuroGas share certificates ad follows:

          1,000,000 shares to the BRRL Shareholders set forth on Exhibit "B" attached in the amount set forth by each name, and

          200,000 shares to BREC.

     The BRRL Shareholders and BREC agree to cooperate fully with EuroGas and BRRL in obtaining the aforementioned transfer of shares, and if required, provide such opinions of counsel, sign instruction or representation letters, and such other requests or information required of the transfer agent to effectuate this transfer.

     The remaining 1,200,000 shares shall be returned to EuroGas.
     Thereafter, EuroGas hereby agrees that the BRRL Shareholders and BREC shall be free to dispose of the 1.2 million shares delivered to them without restriction.


7. EuroGas, for its predecessors, successors, assigns and all other persons or entities in privity with any of them, does hereby release, acquit, and forever discharge the Initial BRRL Shareholders (in any capacity) the officers and directors of BRRL and their predecessors, successors, assigns, heirs, officers, managers, directors, shareholders, employees, agents, attorneys, representatives, subsidiaries, partners, affiliates, jointly and severally, from any and all claims, counterclaims, demands, damages, debts, agreements, contracts, suits, obligations, liabilities, rights, actions and causes of actions of any nature whatsoever including those arising out of or relating to (I) the Exchange Agreement (ii) the claims and causes of action raised in the Lawsuit, (iii) EuroGas' possession of the BRRL Stock Certificates and its ownership, operation, involvement with or control of Beaver River Resources, Ltd., including its assets or projects, (the above being hereinafter collectively referred to as the "Subject Matter"), whether known or unknown, whether direct or indirect, whether liquidated or unliquidated, whether presently accrued or accrued hereafter, whether absolute or contingent, whether foreseen or unforeseen, and whether or not heretofore asserted, for or because of or as a result of any action, omission, communication, transaction, occurrence, representation, promise, damage, breach of contract, fraud, breach of fiduciary or other duty, violation of any statute or law, commission of any tort, or any other matter whatsoever or thing done or omitted, prior to and including the date of this Settlement Agreement, provided that this release shall not release or affect the rights and obligations arising under this Settlement Agreement.

8. The Initial BRRL Shareholders for their predecessors, successors, assigns all other persons or entities in privity with any of them, do hereby release, acquit, and forever discharge EuroGas, and its predecessors, successors, assigns, officers, managers, directors, shareholders, employees, agents, attorneys, representatives, subsidiaries, partners, and affiliates, jointly and severally, from any and all claims, counterclaims, demands, damages, debts, agreements, contracts, suits, obligations, liabilities, rights, actions, and causes of actions of any nature whatsoever including those arising out of or relating to the Subject Matter, whether known or unknown, whether direct or indirect, whether liquidated or unliquidated, whether presently accrued or accrued hereafter, whether absolute or contingent, whether foreseen or unforeseen, and whether or not heretofore asserted, for or because of or as a result of any action, omission, communication, transaction, occurrence, representation promise, damage, breach of contract, fraud, breach of fiduciary or other duty, violation of any statute or law, commission of any tort, or any other matter whatsoever or thing done or omitted, prior to and including the date of this Settlement Agreement; provided that this release shall not release or affect the rights and obligations arising under this Settlement Agreement or the BRRL Shareholder Indemnity as described below.

     The Initial Shareholders, individually and collectively, shall indemnify EuroGas and otherwise defend EuroGas against any and all claims of the BRRL Shareholders against EuroGas arising out of, or relating to, this Settlement Agreement including the Subject Matter, and shall pay any liability, judgment, damages, cost, fees or expenses or other consideration necessary to satisfy or settle such claims (the "BRRL Shareholder Indemnity"); provided however, the Initial Shareholders shall be given notice of such claims and shall be permitted to join in the defense of such claims.

9 EuroGas, for itself, its predecessors, successors, assigns and all other persons or entities in privity with any of them as to claims1 by any of them, and the Initial BRRL Shareholders, for themselves, their predecessors, successors, assigns and all other persons or entities in privity with any of them as to claims2 by any of them, do hereby hold harmless each the other from any and all such respective claims, counterclaims, demands, damages, debts, agreements, contracts, suits, obligations, liabilities, rights, actions and causes of actions of any nature whatsoever directly created by (i) the Exchange Agreement, (ii) the claims and causes of action raised in the Lawsuit, or (iii) EuroGas' possession of the BRRL Shares and its ownership, operation, involvement with or control of BRRL, including its assets or projects, whether liquidated or unliquidated, whether presently accrued or accrued hereafter, whether absolute or contingent, whether foreseen or unforeseen, and whether or not heretofore asserted, for or because of or as a result of any action, omission, communication, transaction, occurrence, representation, promise, damage, breach of contract, fraud, breach of fiduciary or other duty, violation of any statute or law, commission of any tort, or any other matter whatsoever or thing done or omitted, prior to and including the date of this Settlement Agreement.


10. The parties to this Settlement Agreement acknowledge, represent and warrant that (i) they have carefully read and understand the effect of this Settlement Agreement and that they have carefully read and understand the effect of this Settlement Agreement and that they have had the assistance of legal counsel in reviewing,

______________
        1 counterclaims, demands, damages, debts, agreements, contracts, suits, obligations, liabilities, rights, actions and causes of actions of any nature

        2 Counterclaims, demands, damages, debts, agreements, contracts, suits, obligations, liabilities, rights, actions and causes of actions of any nature discussing and considering all the terms of this Settlement
     Agreement and counsel for each of the parties have read and considered this Settlement agreement and advised such party to execute the Settlement agreement (ii) no party's execution of this Settlement Agreement is based upon any reliance upon any representation, understanding or agreement not expressly set forth herein, and no party has made 3any representation to any other party other than as expressly set forth herein, (iii) each party executes the Settlement Agreement as a free and voluntary action, without any duress, coercion or undue influence exerted by or on behalf of any other party, (iv) acceptance of this Settlement Agreement is in no way an admission of any fault or liability by any of the parties, (v) they are the sole owners of the property, stock, claims or causes of actions being released in this Settlement Agreement, none of the parties has conveyed or assigned any interest in any such property, stock, claims or causes of action, to any person or entity not a party hereto (except for the succors tot he BRRL shareholders by gift, devise or inheritance) and no persons or entities, other than the parties to this Settlement Agreement, are necessary to fully release all claims and causes of action arising out of the transaction and occurrences that are the subject of the foregoing release, (vi) each of the individuals signing this Settlement Agreement has the full and complete authorization and power to execute the Settlement Agreement in the capacity stated, and (vii) this Settlement Agreement is a valid, binding and enforceable obligation of each of the parties and does not violate any law, rule, regulation, contract or agreement.

11. THIS WRITTEN SETTLEMENT AGREEMENT REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES, SUPERSEDES ALL PRIOR AGREEMENTS, AND MAY NOT BE CONTRADICTED BY EVIDENCE OR PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

12.  This Settlement Agreement is made and performable in Dallas
     County, Texas, and shall be construed in accordance with the laws of the State of Texas. The parties agree that any disputes arising under this Settlement Agreement shall be litigated only in a court located in Dallas County, Texas.

________________
        3 If other BRRL Shareholders are necessary, the Initial BRRL Shareholders satisfy such necessiby by the indemnity provision in
Section 8 above.

             SIGNED AND EFFECTIVE AS OF NOVEMBER 20, 2000


EUROGAS, INC.


By  /s/ Karl Arleth
   _________________________
    Karl Arleth
    President



/s/ Fred L. Oliver
-------------------------
Fred L. Oliver

Individually And as Attorney in Fact For the Persons and Entities listed on the Attached and Incorporated Exhibit "A".

PETROLEUM VENTURES OF TEXAS, INC.

By  /s/ Fred L. Oliver
   ----------------------
     Fred L. Oliver
       President


__________________________
Richard A. Morse
Trustee And as Attorney in Fact For the Persons and Entities Listed on the Attached and Incorporated Exhibit "A"

                              EXHIBIT "A"
                      "INITIAL BRRL SHAREHOLDERS"

ANFIELD, S. DAVID
BERAR, ABTAR
BOULDING, JEFFREY L.
BOULDING, LLOYD B.
BOUTILLIER ESTATE, ROBERT J.
BRASS, DAVID O.
BRAZOS RESOURCES INC.
CARLSON, MAYETTA P.
CARTER, RONALD H.
COULSON, C.J.
ELCO PARTNERSHIP
FERRIS, JOHN A.
GRAY, PAULINE
HANSON, NEIL E.
HANSON, WALTER E. 1994 REVOC. TR.
HEDD INVESTMENTS, INC.
HILL, W. RON
HOGAN, HILDE
HOLDITCH, STEPHEN A.
JBZ PARTNERS
KISLAK, PHILLIP T.
KISLAK, TAMARA
KLAHN, JOHN M.
LANCASTER, DAVID E.
LANG, CATHERINE D.
LUEDEMANN, ERWIN
LUEDMANN, LOUISE & ERWIN
LUNZER, ROBERT J.
MCVAY, DUANE A.
MILLER FAMILY INVEST LTD, WILLIAM B.
MORE, ROBERT R.
MORSE, PAMELY
MORSE, R.A. & R.L. REVOC. LIVING TR.
MOULIN 1999 TRUST DTD 2/4/99
OLIVER, FRED L.
PEDROTTI FAMILY PROPERTIES LTD.
PEDROTTI, DANIEL A.
PETROLEUM VENTURES OF TX, INC.
PHEASANT, MERLE E. JR.
POTHECARY, K.D.
RAMSEY, LINDA H.
RAMSEY, TERRY L.
SEMROC, INC.
SPANGLER, MARTHA W.
TAYLOR, ROGER
TRAINER, C.W.
WALTER, JOHN V.
WOLFE, DANIEL

                              EXHIBIT "B"
               ISSUANCE OF NEW 1,000.000 EUROGAS SHARES


                                        NUMBER OF
     NAME OF SHAREHOLDER                    SHARES

Anfield. S. David                                0
Berar, Astar                                18,478
Boulding, Jeffrey l.                         1,303
Boulding, Lloyd B.                           1,303
Boutillier Estate, Robert J.                 3,520
Brass, David O.                              1,408
Brazos Resources Inc.                       14,079
Carlson, Mayetta P.                          3,672
Carter, Ronald H.                            1,936
Goulson, C.J.                                4,045
Elco Partnership                             1,056
Ferris, John A.                              7,038
Fitzpatrick, G.                              3,520
Gatens III, J. Michael                       1,936
Goldwin Consulting Ltd.                      1,760
Gray, Pauline                                1,936
Hanson, Neile                                1,700
Hanson, Walter E. 1984 Revoc. TR.           47,515
HBDO Investments, Inc.                         528
Hill, W. Ron                                 1,197
Hogan, Hilde                                   352
Holditch, Stephen A.                         1,936
JB2 Partners                                34,493
Kislak, Phillip T.                           6,636
Kislak, Tamara                               1,822
Klahn, John M.                               1,938
Lancaster, David ?                           1,936
Lang, Catherine D.                           7,039
Livingstone, Hugh G.                         2,640
Luedemann, Erwin                             1,936
Luedemann, Louise & Erwin                    1,795
Lunzer, Robert J.                            5,435
McVay, Duane A.                              2,006
Miller Family Invest. Ltd, William B.       14,400
More, Robert R.                              4,048
Morse, Pamela                                  414
Morse, R.A. & R.L. Revoc. Living TR.       342,887
Moulin 1999 Trust DTD 2/4/99                17,598
Oliver, Fred                                49,627
Pedrotti Family Properties Ltd.             19,182
Pedrotti, Daniel A.                          4,224
Petroleum Ventures of TX, Inc.             304,035
Pheasant, Merle L. Jr.                       5,279
Phillips, Joanne A.                          2,112
Pothecary, K.D.                              2,640
Ramsey, Linda H.                               704
Ramsey, Terry L.                             4,903
Semroc, Inc.                                 3,520
Spangler, Martha W.                          9,757
Taylor, Roger                                1,408
Trainer, C. W.                              10,383
Walter, John V.                              4,718
Wolfe, Daniel                                8,799

     Total                               1,000,000


EXHIBIT "C"
QUESTERRE ENERGY INC.


MEMO

To:  Parties to the Beaver River Joint Venture Agreement ("JV
Parties")
From:                        Questerre Energy Inc.
CC:
Date:                                     10/12/00
Re:  Earn-in Agreement


Dear Sirs:

We felt we had very productive meetings with you last week regarding your Beaver River property. We are very excited by this project and believe that we can do the best possible job of proving the value for everyone. This memo is to outline our understandings and agreements with respect to this property.

We have reached an understanding on the basis under which Questerre Energy Inc. ("Questerre") will earn-in to the Beaver River property. This is outlined below:

In addition, the JV Parties agree from the date hereof not to solicit offers nor enter into negotiations with other parties without 15-day prior written notice to Questerre (the "Exclusive Period"). As consideration, commencing October 1, 2000. Questerre agrees to pay the JV Parties' share of the operating costs (currently estimated at $15,000 per month) during the Exclusive Period. Questerre may end the Exclusive Period by 15 day written notice to the JV Parties.

The JV parties have title to the Beaver River petroleum and natural gas rights subject only to encumbrances by the Crown and a 1% gross over-riding royalty.

The JV parties have title to all equipment and data subject only to a possible claim by Wascana in certain equipment.

Questerre will earn an interest in the property through a work commitment of a minimum of $5 million dollars designed to prove the economic viability of this property. Questerre may spend more than this amount but will earn an interest in the lands and equipment after $5 million has been spent by Questerre on the project. The $5 million will be the minimum pay-out amount and represents a reasonable estimate of the expenditures required for the minimum work program. It will include any payments required to Wascana, putting one well on production and completing one work-over for a de-watering well.

All amounts are in Canadian dollars.

Questerre will be operator/manager of the work commitment and of the joint venture so long as it is not in material default under the agreements.

Any votes on special & material items shall require the vote of at lease two partners holding at least 60% of the joint venture. Significant new work programs will constitute a material item. Regular & routine decisions will be by a simple majority if not within the authority of the operator. The voting procedures will not prevent any party from sole risk operations pursuant to the operating agreement subject to any relevant penalty clause. The penalty clause will be set at 600% for the purposes of the operating agreement.

In consideration of the work commitment Questerre will earn the following rights to the project cash flow all subject to a 4% gross over riding royalty to the JV parties above and beyond the existing 1% encumbrance:


10. From inception of the work program 100% of cash flow until the greater of $5 million or 1 times the pay out amount.

11.
     Thereafter, 80% of cash flow until the greater of $10 million or 2 times the pay out amount.

12. A reasonable abandonment reserve will be charged as a project cost for the benefit of all parties commencing after 2 times the pay out amount.

13. Thereafter, 70% of cash flow until the greater of $30 million or 5 times the pay out amount.

14. Thereafter, 60% of cash flow and the 4% overriding royalty shall cease.

The JV Parties shall have the option but no obligation to participate in up to $750,000 or 15% of the initial work program with the same benefits and obligations as Questerre though Questerre shall remain as operator.

The JV Parties shall have the option but no obligation to participate in any spending beyond $5 million by paying their proportionate share of the JV parties net 40% interest.

Any spending made by Questerre above and beyond the $5 million minimum work commitment on a sole risk basis shall be added to the pay-out amount for the purposes of the above calculations.

After achievement of the greater of $30 million or 6 times the pay-out amount, the earn in agreement shall become an operating agreement and the JV parties will no longer have the option to be carried through any work programs. The operating agreement shall be in the normal form for such agreements in Western Canada.

The above understanding is subject to formal documentation and due diligence satisfactory to Questerre. Questerre due diligence will be satisfactory to it in its full discretion and will include.


(a) Receipt and review of all data including that currently held by Wascana

(b) Confirmation of condition of and relinquishment of equipment by Wascana for a reasonable amount.

(c)
     This and encumbrances including amounts Amoco and Wascana are liable for including back royalties.

(d)  Environmental and abandonment assessment.

(e)  Gas marketing and transit agreements.

We are writing to devote out attention and resources to this project with the objective of initiating a work program this winter. We are also confident that we will be able to establish a good working rapport with you that will give the project the best possible chances of success.

This agreement is open for acceptance until Tuesday, October 3, 2000. Please signify your agreement by your signature below and we will advance funds for October operating costs and proceed with the preparation of formal operating agreements.


Very best regards,


Questerre Energy Inc.


/s/ W. T. Keller
---------------------------
W.T. Keller, Vice President
Mayan Adventures, Inc.
General partner, Mayan Ltd.


(Orig
Signed by Karl Arleth)



Page 3






                              EXHIBIT "D"

        ASSIGNMENT OF PETROLEUM NATURAL GAS LEASEHOLD INTEREST

KNOW ALL MEN BY THESE PRESENTS:


     That BEAVER RIVER RESOURCES, LTD, a corporation organized under the laws of the Province of British Columbia, Canada, hereinafter called "Assignor," for an in consideration of the sum of Ten Dollars ($10.00) and other good and valuable consideration paid by BEAVER
RIVER ENERGY CORPORATION, a corporation organized under the laws of the State of Texas, with an office at 4625 Greenville Avenue, Suite 205, Dallas, Texas 75206-5044, hereinafter called "Assignee," the receipt and sufficiency of which is hereby acknowledged, does hereby bargain, sell, assign, set over, transfer and convey unto Assignee one-half (1/2) of Assignor's one-third (1/3) interest in and to the following described natural gas lease, to-wit:

     British Columbia Crown Petroleum and natural Gas Lease No. PBG 15661 - covering:

     NTS 094-N-16 BLK E, Units 91
     NTS 094-16 BLK F, Units 98-100
     NTS 094-N-16 Blk J, Units 80, 90, 100
     NTS 094-N-16 BLK K, Units 8-10, 16-20, 26-30
     NTS 094-N-16 BLK K, Units 34-309, 44-49, 52-57
     NTS 094-N-16 BLK K, Units 62-67, 71-77, 81-87
     NTS 094-N-16 BLK K, Units 91-95
     NTS 094-N-16 BLK L, Units 1, 11, 21
     NTS 095-C-01 BLK B, Units 10F
     NTS 095-C-01 BLK C, Units 1F, 2F, 3F, 4F, 5F

     Includes: Petroleum and natural Gas in Mattson Zone and Nahenni
Zone.
     Mattson Zone defined as the sandstone and shale penetrated between the measured sonic log depths of Z488' - 4733' in the Pan Am Beaver River C-45-K/94-N-16 well. Nahinni Zone defined as the carbonate rock sequence penetrated between the measured sonic log depth of 11762' - 14161' in the Pan Am River C-45-K/94-N-16 well.

     Containing 4.372 hectares.

     This Assignment is made subject to the letter of intent with Questerre Energy Inc. dated October 12, 2000 to farmout the Lease and to one-half (1/2) of one-third (1/3) of all obligations, rights, duties and liabilities under the above described lease as of the effective date hereof.

     TO HAVE AND TO HOLD the leasehold interest hereby assigned unto Assignee, its successors and assigns, forever.

     And for the same consideration, Assignor agrees with Assignee, its successors and assigns, to warrant and defend the title to the leasehold interest herein assigned against the lawful claims and demands of all persons whomsoever claiming by, through and under Assignor, but not otherwise.


                                  -1-


                              EXHIBIT "D"


     This Assignment shall be effective as to runs of oil and sales of gas as of the first day of November, 2000 at 7:00 o'clock A.M.

     EXECUTED on the _______ day of __________________ 2000.


BEAVER RIVER RESOURCES, LTD



By:______________________________

President


THE STATE OF__________________)
                              )
COUNTY OF_____________________)

     This instrument was acknowledged before me on the _____ day of __________________ 2000 by _________, President of BEAVER RIVER
RESOURCES, LTD., a corporation organized under the laws of the Province of British Columbia, Canada, on behalf of said corporation.



_________________________________

Notary Public State of _______________




                                  -2-